===============================================================================

                                UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                 SCHEDULE 14A

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [x]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement

[_]  CONFIDENTIAL, FOR USE OF THE
     COMMISSION ONLY (AS PERMITTED BY
     RULE 14A-6(E)(2))

[x]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to (S) 240.14a-11(c) or (S) 240.14a-12

                         MIDCOAST ENERGY RESOURCES INC
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[x]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

     -------------------------------------------------------------------------


     (2) Aggregate number of securities to which transaction applies:

     -------------------------------------------------------------------------


     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     -------------------------------------------------------------------------


     (2) Form, Schedule or Registration Statement No.:

     -------------------------------------------------------------------------


     (3) Filing Party:

     -------------------------------------------------------------------------


     (4) Date Filed:

     -------------------------------------------------------------------------

Notes:






Reg. (S) 240.14a-101.

SEC 1913 (3-99)

                        MIDCOAST ENERGY RESOURCES, INC.
                           1100 LOUISIANA, SUITE 2950
                              HOUSTON, TEXAS 77002

                     --------------------------------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                             TUESDAY, MAY 16, 2000
                           10:00 A.M. - CENTRAL TIME

                              MIDCOAST BOARD ROOM
                          1100 LOUISIANA, 32/nd/ FLOOR
                              HOUSTON, TEXAS 77002

     On behalf of our board of directors, we cordially invite you to attend the 2000 Midcoast Energy Resources, Inc. Annual Meeting of Shareholders. At the meeting, we will:

     1.  Elect the board of directors;

     2. Approve an amendment to the 1996 Incentive Stock Plan to increase the number of shares authorized for issuance under the plan by 468,750 shares of common stock to an aggregate of 1,000,000 shares;

     3.  Conduct other business properly brought before the meeting.

     Shareholders who owned our common stock at the close of business on March 31, 2000 may attend and vote at the meeting. A shareholders' list will be available at our offices listed above for a period of ten days prior to the meeting. If you cannot attend the meeting, you may vote by mailing the proxy card in the enclosed postage-prepaid envelope. Any shareholder attending the meeting may vote in person, even though he or she has already returned a proxy card.

     WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE, SIGN AND PROMPTLY RETURN THE PROXY IN THE ENCLOSED ENVELOPE. SHAREHOLDERS WHO ATTEND THE MEETING MAY REVOKE THEIR PROXIES AND VOTE IN PERSON.

     You will notice that this year we have changed the format of the proxy statement to make it easier to understand. The Securities and Exchange Commission is encouraging companies to write documents for investors in plain English and we support this effort.

     We look forward to seeing you at the meeting.

                                    By order of the board of directors,

                                    /s/ Duane S. Herbst
                                    ---------------------------------------
                                    Duane S. Herbst
                                    Secretary


Houston, Texas
April 17, 2000

                        MIDCOAST ENERGY RESOURCES, INC.
                           1100 LOUISIANA, SUITE 2950
                              HOUSTON, TEXAS 77002

                      -------------------------------------

                                PROXY STATEMENT

                         ANNUAL MEETING OF SHAREHOLDERS
                                  MAY 16, 2000

                      -------------------------------------

                 INFORMATION CONCERNING SOLICITATION AND VOTING

     Our board of directors is soliciting proxies for the 2000 Annual Meeting of Shareholders to be held on Tuesday, May 16, 2000 at 10:00 a.m. (Houston time) in our boardroom located at 1100 Louisiana, 32/nd/ Floor, Houston, Texas 77002, and at any adjournments or postponements of the meeting. This proxy statement contains important information for you to consider when deciding how to vote on the matters brought before the meeting. Please read it carefully.

     Midcoast will pay the costs of soliciting proxies from shareholders. Directors, officers and regular employees may solicit proxies on behalf of Midcoast, without additional compensation, personally or by telephone. Voting materials, which include the proxy statement, proxy card and 2000 Annual Report, will be mailed to shareholders on or about April 17, 2000.

                             QUESTIONS AND ANSWERS

Q:   Who can attend and vote at the meeting?

A: You can attend and vote at the meeting if you were a shareholder at the close of business on the record date, March 31, 2000. On that date, there were 12,494,124 shares outstanding and entitled to vote at the annual meeting.

Q:   What am I voting on?
A:   You are voting on:

     .    The election of directors; and
     .    The approval of an amendment to the 1996 Incentive Stock Plan.

     The six individuals receiving the highest number of "FOR" votes will be elected to the board of directors. The approval of the amendment to the 1996 Incentive Stock Plan requires the affirmative "FOR" vote of a majority of the shares present at the meeting and entitled to vote.

Q:   How will the proxies vote on any other business brought up at the meeting?

A: By submitting your proxy card, you authorize the proxies to use their judgment to determine how to vote on any other matter brought before the meeting. We do not know of any other business to be considered at the meeting.

     The proxies' authority to vote according to their judgment applies only to shares you own as a shareholder of record.

Q:   How do I cast my vote?

A: If you hold your shares as a shareholder of record, you can vote in person at the annual meeting or you can vote by mail. If you are a street-name shareholder, you will receive instructions from your bank, broker or other nominee describing how to vote your shares.

     The enclosed proxy card contains instructions for mail voting. The proxies identified on the back of the proxy card will vote the shares of which you are the shareholder of record in accordance with your instructions. If you submit a proxy card without giving specific voting instructions, the proxies will vote those shares as recommended by the board of directors.

Q:   How does the board recommend I vote on the proposals?

A: The board recommends you vote "FOR" each of the nominees to the board of directors and "FOR" the amendment to the 1996 Incentive Stock Plan.

Q:   Can I revoke my proxy card?
A:   Yes.  You can revoke your proxy card by:

     .    Submitting a new proxy card;
     . Giving written notice before the meeting to our Secretary stating that you are revoking your proxy card; or
     .    Attending the meeting and voting your shares in person.

Q:   Who will count the vote?
A: The inspector(s) of election, will count the vote. A representative of our transfer agent, American Stock Transfer and Trust Company, will act as the inspector of the election.

Q:   What is a "quorum?"
A: A quorum is the number of shares that must be present to hold the meeting. The quorum requirement for the meeting is one-half of the outstanding shares as of the record date, present in person or represented by proxy. If you submit a valid proxy card or attend the meeting, your shares will be counted to determine whether there is a quorum. Abstentions and broker non-votes count toward the quorum. "Broker non-votes" occur when nominees (such as banks and brokers) that hold shares on behalf of beneficial owners do not receive voting instructions from the beneficial owners by ten days before the meeting and do not have discretionary voting authority to vote those shares.

Q:   Will broker non-votes or abstentions affect the voting results?
A: Although abstentions and broker non-votes count for quorum purposes, they do not count as votes "FOR" or "AGAINST" a proposal. As a result, abstentions and broker non-votes will not affect the voting results on the election of directors or the amendment to the 1996 Incentive Stock Plan.

Q:   What shares are included on my proxy card?
A: Your proxy card represents all shares registered to your account in the same social security number and address.

Q:   What does it mean if I get more than one proxy card?
A: Your shares are probably registered in more than one account. You should vote each proxy card you receive. We encourage you to consolidate all your accounts by registering them in the same name, social security number and address.

Q:   How many votes can I cast?
A:   On all matters you are entitled to one vote per share.

Q: When are shareholder proposals due for the 2001 Annual Meeting of Shareholders?
A: If you want to present a proposal from the floor at the 2001 Annual Meeting, you must give us written notice of your proposal no later than January 16, 2001. If the date of the 2001 Annual Meeting is more than 30 calendar days before or after the date of our 2000 Annual Meeting, your written notice will be timely if we receive it by the close of business on the tenth day following the date that we publicly announce the date of the 2001 Annual Meeting. Your notice should be sent to the Secretary, Midcoast Energy Resources, Inc., 1100 Louisiana, Suite 2950, Houston, Texas 77002.

     If instead of presenting your proposal at the meeting you want your proposal to be considered for inclusion in next year's proxy statement, you must submit the proposal in writing to the Secretary so that it is received at the above address by December 15, 2000.

Q:   Where can I find the voting results of the meeting?
A: The preliminary voting results will be announced at the meeting. The final results will be published in our quarterly report on Form 10-Q for the second quarter of fiscal 2000.

                               TABLE OF CONTENTS


                                                                      PAGE


ELECTION OF DIRECTORS.................................................  5
     Nominees.........................................................  5
     Director Compensation and Board Committees.......................  6
     Agreements Regarding the Election of Directors...................  7
     Vote Required for Election.......................................  7

APPROVAL OF THE 1996 INCENTIVE STOCK PLAN AMENDMENT...................  7
     Vote Required for Approval.......................................  8

OTHER INFORMATION.....................................................  8
     Principal Shareholders...........................................  8
     Executive Officers............................................... 10
     Executive Compensation........................................... 10
     Executive Employment Agreements.................................. 12
     Compensation Committee Interlocks and Insider Participation...... 13
     Compensation Committee Report.................................... 13
     Performance Graph................................................ 14
     Certain Relationships and Related Transactions................... 15

OTHER MATTERS......................................................... 16
     Auditors......................................................... 16
     Section 16(a) Beneficial Ownership Reporting Compliance.......... 16
     Shareholder Proposal Information................................. 16
     Miscellaneous Matters............................................ 17

EXHIBIT A............................................................. 18



     A Copy of the Annual Report to Shareholders of Midcoast Energy Resources, including financial statements, is being mailed with this proxy statement. You may receive an additional copy of the Annual Report at no charge upon request directed to: Duane S. Herbst, Secretary, Midcoast Energy Resources, Inc., 1100 Louisiana, Suite 2950, Houston, Texas 77002.

                             ELECTION OF DIRECTORS

     At the annual meeting, six directors will be elected. Each director is to hold office until the next annual meeting or until a successor is elected and qualified. The persons named below have been nominated by the board of directors. If any nominee should become unavailable for election, your proxy may be voted for a substitute nominee by the persons named in the proxy or the size of the board may be reduced accordingly; however, the board is not aware of any circumstances likely to make any nominee unavailable for election.

 NOMINEES

NAME                            AGE                   POSITION                    DIRECTOR
                                                                                   SINCE
------------------------------------------------------------------------------------------
Dan C. Tutcher................   51   Chairman of the Board, President, and           1992
                                               Chief Executive Officer
------------------------------------------------------------------------------------------
I. J. Berthelot, II...........   40   Executive Vice President, Chief Operating       1996
                                                   Officer and Director
------------------------------------------------------------------------------------------
Ted Collins, Jr. (1)..........   61                   Director                        1997
------------------------------------------------------------------------------------------
Curtis J. Dufour, III.........   50                   Director                        1999
------------------------------------------------------------------------------------------
Richard N. Richards (1)(2)....   53                   Director                        1996
------------------------------------------------------------------------------------------
Bruce Withers (1)(2)..........   73                   Director                        1997

--------------
(1)  Member, Compensation Committee of the board of directors.
(2)  Member, Audit Committee of the board of directors.


     For certain information regarding the beneficial ownership of our stock by each of the Nominees, see "Other Information - Principal Shareholders."

     DAN C. TUTCHER has been Chairman of the Board, President and Chief Executive Officer since our formation in 1992 and served as Treasurer from 1995 to 1996. Since 1989, Mr. Tutcher has also been President and Chief Executive Officer of Magic Gas Corp., a Texas corporation controlled by Mr. Tutcher. Prior to its merger into the Company in 1992, Mr. Tutcher served as a Director of Nugget Oil Corporation, from 1990 to 1992. He also serves on the board of the Interstate Natural Gas Association of America and the Gas Processors Association. Mr. Tutcher holds a Bachelor of Business Administration degree from Washburn University.

     I .J. (CHIP) BERTHELOT, II has been a Director since 1996 and serves as Executive Vice President and Chief Operating Officer. Mr. Berthelot has been with us since our formation in 1992. Mr. Berthelot joined Midcoast as Chief Engineer and became Vice President of Operations in 1995, Chief Operating Officer in 1996 and Executive Vice President in 1997. From 1991 to 1992 he was a gas contracts representative with Mitchell Energy and Development Co. He is a Professional Engineer, licensed in Texas and holds a Bachelor of Science degree in Petroleum and Natural Gas Engineering from Texas A&I University.

     TED COLLINS, JR. has been a Director since 1997. Mr. Collins has served as President since 1988 for Collins & Ware, Inc., a private corporation active in oil and gas exploration, production and property acquisition. He served as President of Enron Oil & Gas Company from 1986 to 1988 and prior to that held positions as President with HNG/Internorth Exploration Company and HNG Oil Company as well as Executive Vice President of American Quasar Petroleum Company. Mr. Collins also serves on the boards of Hanover Compressor Company, Queen Sand Resources, Inc. and Chaparral Resources, Inc. He graduated from the University of Oklahoma with a Bachelor of Science degree in Geological Engineering.

     CURTIS J. DUFOUR, III has been a Director since March 1999 and serves as Chief Executive Officer of Dufour Petroleum, Inc., a wholly-owned subsidiary of our company. Prior to its merger with and into our company in 1999, Mr. Dufour served as President of DPI from 1988 until 1997 and as Chief Executive Officer since 1996. DPI is a private corporation engaged in the natural gas liquids ("NGL") marketing and transportation business. Prior to forming DPI, Mr. Dufour served as President of Choctaw Fuels, Inc., a company engaged in the marketing and transportation of NGLs from 1978 until 1986. He graduated from the University of Southern Mississippi with a Bachelor of Science degree in Marketing.

     RICHARD (DICK) N. RICHARDS has been a Director since 1996. Mr. Richards is currently Director of New Reusable Systems for The Boeing Company. Prior to 1998, he had been with NASA where he served in several capacities since 1980. Mr. Richards was an astronaut with NASA until 1995 and flew one mission as pilot and commanded three other space shuttle missions. He also served as Manager of Space Shuttle Program Integration and Mission Director of the third Hubble Space Telescope Space Shuttle servicing mission. He holds a Bachelor of Science degree in Chemical Engineering from the University of Missouri and a Master of Science in Aeronautical Systems from the University of West Florida.

     BRUCE WITHERS has served as director since 1997. From 1991 to 1996, Mr. Withers served as Chairman and Chief Executive Officer of Trident NGL, Inc. and Vice Chairman of Dynegy, Inc., formerly NGC Corporation. Dynegy is an aggregator, processor, transporter and marketer of energy products and services. Prior to joining Dynegy, Mr. Withers served as President of the Transmission and Processing Division of Mitchell Energy for 17 years. Mitchell Energy is engaged through its subsidiaries in the exploration for and production of oil and gas, natural gas processing and gas gathering and transmission. He has also served as President and Chief Operating Officer of Liquid Energy Corp. and Southwestern Gas Pipeline, two affiliates of Mitchell Energy. Mr. Withers holds a Bachelor of Science degree in Petroleum and Natural Gas Engineering from Texas A & I University.

DIRECTOR COMPENSATION AND BOARD COMMITTEES

     During the year ended December 31, 1999, the board met 10 times. Each director attended more than 75% of the board and committee meetings on which he served. Each non-employee director is currently paid a cash fee of $1,000 at the end of each calendar quarter of service, $1,000 for each regular and special meeting attended and $300 for each committee meeting attended, plus any travel expenses. Under the 1997 Non-Employee Director Stock Option Plan, these cash fees may be converted into shares of stock at the market price on the last day of the quarter in which the fees are paid. Employee directors do not receive additional compensation for service on the board or its committees. Employee directors are eligible to participate in the 1996 Incentive Stock Plan. See "Other Information--Compensation Committee Report."

     The Non-Employee Director Plan entitles each newly-elected Director who is neither (i) an employee, nor (ii) a director as a result of an acquisition or financing transactions to receive options to purchase up to 15,000 shares of Common Stock on his initial election. Further, such directors are also entitled to receive an option to purchase 5,000 shares on each date they are reelected. Mr. Richards and Mr. Withers were each issued options to purchase 6,250 shares and 5,000 shares upon their re-election in 1998 and 1999 respectively. The 1998 grants have been adjusted for the five-for-four stock split paid on March 1, 1999 to shareholders of record on February 11, 1999.

     AUDIT COMMITTEE. The current members of the Audit Committee are Richard N. Richards and Bruce Withers. The Audit Committee met two times during 1999. The Audit Committee is responsible for recommending to the entire board of directors engagement and discharge of independent auditors of our financial statements, reviews the professional service provided by the independent auditors, reviews the independence of independent auditors, reviews with the auditors the plan and results of the auditing engagement, considers the range of audit and non-audit fees and reviews the adequacy of our system of internal audit controls. In addition, the Audit Committee directs and supervises special investigations as deemed necessary by the Audit Committee.

     COMPENSATION COMMITTEE. The current members of the Compensation Committee are Ted Collins, Jr., Richard N. Richards and Bruce Withers. The Compensation Committee met two times during 1999. The Compensation Committee administers the 1996 Incentive Stock Plan. In this capacity, the Compensation Committee recommends all option grants or awards to our officers, executives, employees and consultants. The Compensation Committee also recommends the establishment of policies dealing with various compensation, including compensation of executive officers, and any 401(k), pension and profit sharing plans which may be created.

AGREEMENTS REGARDING THE ELECTION OF DIRECTORS

     In connection with our acquisition of Republic Gas Partners, L.L.C., we were required to take steps to elect Mr. Collins and another individual to the Board for a period of two years. Effective October 1999, this agreement expired.

     In connection with the Company's acquisition of Dufour Petroleum, Inc. and Flare, L.L.C., we were required to take steps to elect Mr. Dufour to the Board for a period of two years. However, in the event that Mr. Dufour's stock ownership in Midcoast falls below certain thresholds, we may request
Mr. Dufour's resignation as Director. In March 1999, Mr. Dufour was elected to the Board. See "Certain Relationships and Related Transactions"

VOTE REQUIRED FOR ELECTION

     Provided that a quorum is present at the Annual Meeting, the six Nominees who receive the greatest number of votes cast for election by the shareholders will be elected Directors.

     THE BOARD RECOMMENDS A VOTE FOR THE ELECTION OF ALL SIX NOMINEES TO OUR BOARD OF DIRECTORS.


              APPROVAL OF THE 1996 INCENTIVE STOCK PLAN AMENDMENT

     On May 8, 1997, our shareholders approved the adoption of the 1996 Incentive Stock Plan. On February 24, 2000, the Compensation Committee adopted an amendment to the Incentive Plan authorizing an increase in the number of shares available for issuance from 531,250 shares to 1,000,000 shares. This increase was expressly made subject to the approval of our shareholders.

     Currently, the Incentive Plan provides that a maximum of 531,250 shares may be issued under the plan. As of the Record Date, only 12,386 shares were available for issuance upon the exercise of options granted under the plan. Thus, additional shares must be authorized for us to be able to continue to grant Incentive Awards under the plan. Furthermore, through our acquisition strategy, we have added a significant number of employees who are eligible to receive options under the Incentive Plan; therefore, we believe a substantial increase in the number of shares authorized to be issued under the plan is warranted at this time.

     The purpose of the plan is to (i) align the personal financial incentive of our employees and consultants with our long-term growth and the interests of our shareholders through the ownership and performance of our stock, and
(ii) enhance our ability to attract and retain qualified employees and consultants who share primary responsibility for our management and growth. The Compensation Committee believes that the Incentive Plan has fulfilled these purposes and that the continued availability of equity incentives under the Incentive Plan will be a significant factor in our ability to attract and retain key management personnel who share primary responsibility for our management and growth. The number of participants, including officers, (whether or not Directors) currently eligible to participate in the Incentive Plan is approximately 225 employees. Persons who are not in an employment or consulting relationship with us, including non-employee Directors, are not eligible to participate in the Incentive Plan.

     The Incentive Plan provides that certain amendments may only be made with the approval of our shareholders. One amendment that requires shareholder approval is an amendment that increases the maximum number of shares of stock that may be issued under the Incentive Plan. This summary of the Incentive Plan Amendment is qualified in its entirety by reference to the full text of the amendment, a copy of which is attached hereto as EXHIBIT A.

     The Board believes that the continued availability of Incentive Awards under the Incentive Plan is important to our ability to attract and retain qualified management personnel and Consultants. Therefore, the Board strongly believes that the adoption of the Incentive Plan Amendment is in the best interest of our shareholders.

VOTE REQUIRED FOR APPROVAL

     The affirmative vote of the holders of a majority of our shares outstanding on the Record Date, entitled to vote and represented at the Annual Meeting, in person or by proxy, is required to approve this amendment.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL OF THE INCENTIVE PLAN AMENDMENT.


                               OTHER INFORMATION

PRINCIPAL SHAREHOLDERS

     The following table presents certain information based on our records and filings with the SEC as of March 31, 2000, as to:

     . each shareholder known by us to be the beneficial owner of more than five percent of our outstanding shares of common stock,
     .   each executive officer and each of the nominated directors, and
     .   all directors and executive officers as a group.

                                                  AMOUNT AND
                                                    NATURE        PERCENTAGE OF
                                                 OF BENEFICIAL     OUTSTANDING
NAME AND ADDRESS OF BENEFICIAL OWNER (1)          OWNERSHIP (2)       OWNED
----------------------------------------         --------------   --------------
Capital Guardian Trust Company (3)..............    1,822,750             14.6
 11100 Santa Monica Blvd.
 Los Angeles, CA 90025
State of Wisconsin Investment Board (4).........      851,337              6.8
 121 East Wilson St.
 Madison, WI 53702
Fidelity Management & Research Company (5)......      682,525              5.5
 82 Devonshire Street
 Boston, MA 02109
Dan C. Tutcher (6)(7)(8)........................      872,022              7.0
Ted Collins, Jr. (9)............................      541,097              4.3
Curtis J. Dufour, III (10)......................      163,719              1.3
I. J. Berthelot, II (6)(7)......................       69,747               *
Richard A. Robert (6)(7)........................       55,308               *
Bill Bray (6)(7)................................       35,693               *
Duane S. Herbst (6)(7)..........................       31,911               *
Bruce Withers (11)..............................       31,875               *
Richard N. Richards (11)(12)....................       21,652               *
All Nominees and Executive (6)(7)(11)...........    1,823,024             14.3
 Officers as a group (9 persons)

-----------
* Denotes less than 1%.

(1) Unless otherwise noted, the address for all persons is 1100 Louisiana, Suite 2950, Houston, Texas 77002.

(2) Except as otherwise noted, shares beneficially owned by each person as of the record date were owned of record and each person had sole voting and investment power with respect to all shares beneficially held.

(3) On February 10, 2000, Capital Guardian Trust Company filed a Schedule 13G, denoting beneficial ownership of the shares shown above as of December 31, 1999.

(4) According to information provided to us by the State of Wisconsin Investment Board, as of March 24, 2000, they reported beneficial ownership of the shares shown above.

(5) According to information provided to us by Fidelity Management & Research Company, as of March 1, 2000, they reported beneficial ownership of the shares shown above.

(6) The ownership shown in the table includes shares which may be acquired within 60 days on the exercise of options granted under the Incentive Plan by each of the persons and group, as follows: Mr. Tutcher - 24,750 shares; Mr. Berthelot - 24,750 shares; Mr. Robert - 18,150 shares; Mr. Bray - 11,562; Mr. Herbst - 14,437 shares and the group -93,649.

(7) The ownership shown in the table includes shares held through our 401(k) Plan by each of the persons and group, as follows: Mr. Tutcher - 5,406 shares; Mr. Berthelot - 3,807 shares; Mr. Robert - 4,340 shares; Mr. Bray - 1,861; Mr. Herbst - 1,988 shares and the group - 17,402; and includes shares held through our Employee Stock Purchase Plan by each of the persons and group, as follows: Mr. Berthelot - 194 shares; Mr. Robert - 1,298 shares; Mr. Herbst -153 shares and the group - 1,645 shares.

(8) Includes 840,455 shares of Common Stock held of record by Magic Gas Corporation, an affiliate of Mr. Tutcher, 137 shares owned by Mr. Tutcher's daughter and 1,274 shares held as custodian for minor children.

(9) Includes 401,601 shares of Common Stock and 139,496 shares of Common Stock which may be acquired within 60 days on the exercise of warrants, both issued in connection with an acquisition to Cortez Natural Gas, Inc., an affiliate of Mr. Collins.

(10) All shares were beneficially owned by Mr. Dufour and his wife and such shares were acquired in connection with the Dufour/Flare Merger. See "Certain Relationships and Related Transactions."

(11) The ownership shown in the table includes shares which may be acquired within 60 days on the exercise of options granted under the Director Plan by each of the persons and group as follows: Mr. Withers - 31,875 shares; Mr. Richards - 18,125 shares and the group - 50,000 shares.

(12) All shares were beneficially owned by Mr. Richards and his wife.

EXECUTIVE OFFICERS

     We currently have five executive officers: Dan C. Tutcher, President and Chief Executive Officer; I. J. Berthelot, II, Executive Vice President and Chief Operating Officer; Richard A. Robert, Chief Financial Officer and Treasurer; Bill Bray, Vice President of Business Development; and Duane S. Herbst, Vice President of Corporate Affairs and Secretary (the "Executive Officers"). See "Election of Directors-Information Regarding the Nominees" for biographical information concerning Messrs. Tutcher and Berthelot.

     RICHARD A. ROBERT (34) is Chief Financial Officer and Treasurer and has been with us since our formation in 1992. Mr. Robert joined us as Controller and became Chief Financial Officer and Treasurer in 1996. From 1988 to 1992 he was an audit associate in the energy audit division of Arthur Andersen and Co.
Mr. Robert is a certified public accountant and is a member of the Texas Society of Certified Public Accountants. He holds a Bachelor of Business Administration degree in Accounting from Southwest Texas State University.

     BILL BRAY (51) is Vice President of Business Development and has been with us since 1990. Mr. Bray joined us as Director of Business Development and became Vice President of Business Development in 1999. He holds a bachelor's degree in business administration from Fort Hays State University.

     DUANE S. HERBST (36) has been Secretary since our formation in 1992 and Vice President of Corporate Affairs since 1996. From April 1992 until its merger with us in September 1992 he held the office of President of Nugget. Since 1989 he has been Vice President of Rainbow Investments Company, a privately held corporation. He holds a Master of Business Administration degree from the University of Texas and a Bachelor of Science degree in Finance from Trinity University.

EXECUTIVE COMPENSATION

     SUMMARY COMPENSATION TABLE. The following table reflects all forms of compensation for services for the years ended December 31, 1999, 1998 and 1997 for our Chief Executive Officer, Chief Operating Officer, Chief Financial Officer and Vice President of Business Development (collectively the "Named Executive Officers"). During this time no other executive officer received compensation, including bonuses which exceeded $100,000.

                                                                          LONG-TERM COMPENSATION
                                       ANNUAL COMPENSATION                         AWARDS
                                -----------------------------------   -------------------------------
                                                          OTHER        RESTRICTED         SECURITIES
       NAME AND                                           ANNUAL         STOCK            UNDERLYING         ALL OTHER
  PRINCIPAL POSITION     YEAR    SALARY      BONUS     COMPENSATION     AWARDS(1)       OPTIONS/SARs(2)   COMPENSATION(3)
----------------------   ----   ---------   --------   ------------   -------------     ---------------   ---------------

Dan C. Tutcher           1999    $162,500    $37,667            ---          ---               ---          $11,471
Chief Executive          1998    $150,000    $30,000            ---          ---                --          $10,694
Officer                  1997    $ 95,000    $ 5,000            ---          ---            41,250          $11,662

I. J. Berthelot, II      1999    $155,833    $29,177            ---          ---            12,000          $12,094
Executive Vice           1998    $135,000    $30,000        $22,168      $37,026               ---          $11,961
President and COO        1997    $ 86,246    $ 7,500        $36,235      $49,840            41,250          $ 4,190

Richard A. Robert        1999    $137,500    $36,884            ---          ---             8,000          $12,431
Chief Financial          1998    $125,000    $30,000        $22,168      $37,026               ---          $11,963
Officer                  1997    $ 77,162    $12,500        $16,896      $49,840            30,250          $ 8,809

Bill Bray                1999    $106,250    $ 3,131            ---          ---               ---          $ 8,663
Vice President -         1998    $ 86,333    $11,167        $11,675      $22,216             6,250          $ 5,198
Business Dev.            1997    $ 64,727    $ 2,500        $10,799      $29,904            17,188          $ 4,134

------------
(1) Includes amounts paid as reimbursement for taxes incurred on appreciation of shares of stock issued as consideration for executing employment agreements. See "Executive Employment Agreements."

(2) All numbers in this column reflect the 10% stock dividend paid on March 2, 1998 to shareholders of record on February 13, 1998 and the five-for-four stock split in March 1999.

(3) Represents our matching contributions to the Midcoast Energy Resources, Inc. Profit Sharing Plan and Trust (401(k) Plan) and certain personal benefits, including car allowances.

     EMPLOYEE OPTIONS. Under the Incentive Plan, options to purchase shares of stock may be granted to executive officers and other employees. As of December 31, 1999, 464,689 shares were reserved for outstanding options and 63,511 shares were reserved and remained available for future option grants pursuant to the Incentive Plan.

     OPTION GRANTS TABLE. The following table provides information concerning stock options granted to the Named Executive Officers during the year ended December 31, 1999.

                                                                                                  POTENTIAL REALIZABLE
                                                                                             VALUE AT ASSUMED ANNUAL RATES
                                                                                                     OF STOCK PRICE
                                   INDIVIDUAL GRANTS                                         APPRECIATION FOR OPTION TERM (1)
---------------------------------------------------------------------------------------    -----------------------------------
                                                 PERCENT OF
                                NUMBER OF          TOTAL
                                SECURITIES      OPTIONS/ SARs
                                UNDERLYING       GRANTED TO      EXERCISE
                               OPTIONS/SARs     EMPLOYEES IN    PRICE PER    EXPIRATION
         NAME                   GRANTED(2)       FISCAL YEAR      SHARE         DATE            5% ($)        10% ($)
----------------------          ----------      -------------    ---------   ----------         --------      --------
I. J. Berthelot, II (3)........     12,000               18.6%    $16.5625      8/05/09         $124,993      $316,756
Richard A. Robert (3)..........      8,000               12.4%    $16.5625      8/05/09         $ 83,329      $211,171

-------------------------------

(1) Under the terms of the Incentive Plan, the Compensation Committee retains discretion, subject to plan limits, to modify the terms of outstanding options and to reprice the options. Because the exercise price of all options is at or above the market price per share of Common Stock at the date of grant, the potential realizable value of the options assuming no stock price appreciation is zero.

(2) Each option granted under the Incentive Plan becomes immediately exercisable on the occurrence of a Change in Control (as defined in the Incentive Plan). No stock appreciation rights were granted during 1999.

(3)  These options vest 20% per year.

     OPTION EXERCISES AND YEAR-END OPTION VALUES. The following table sets forth information with respect to options exercised by the Named Executive Officers during 1999, and with respect to unexercised options which have been granted to the Named Executive Officers and held by them at December 31, 1999. No stock appreciation rights are held by any Named Executive Officers.



                                                             NUMBER OF SECURITIES             VALUE OF UNEXERCISED
                                                            UNDERLYING UNEXERCISED                IN-THE-MONEY
                                  OPTIONS EXERCISED             OPTIONS/SARs AT                  OPTIONS/SARs AT
                                    DURING  1999              FISCAL YEAR END (1)              FISCAL YEAR END (2)
                                ----------------------    ---------------------------     ----------------------------
                                  SHARES      VALUE
     NAME                        ACQUIRED #  REALIZED $   EXERCISABLE    UNEXERCISABLE     EXERCISABLE    UNEXERCISABLE
---------------------------      ----------  ----------   ------------    -------------     -----------    -------------
Dan C. Tutcher............           --         --          16,500             24,750         $137,775        $206,663
I. J. Berthelot, II.......           --         --          16,500             36,750         $150,381        $227,822
Richard A. Robert.........           --         --          12,100             26,150         $110,279        $166,919
Bill Bray.................           --         --           8,125             15,313         $ 63,503        $ 97,366

----------
(1) In February 2000, the following additional options of each Named Executive Officer's options vested and became exercisable: Mr. Tutcher - 8,250;
     Mr. Berthelot - 8,250; Mr. Robert - 6,050; Mr. Bray - 3,348.

(2) Calculated by multiplying the number of shares underlying outstanding in-the-money options by the difference between the last sales price of our stock on December 31, 1999 ($16.75 per share) and the exercise price, which ranges between $7.636 and $16.80 per share. Options are in-the-money if the fair market value of the underlying stock exceeds the exercising price of the option.

EXECUTIVE EMPLOYMENT AGREEMENTS

     The Named Executive Officers have entered into employment contracts, as amended, which provide for employment terms of varying lengths, the longest of which expires in April 2001 and which contain certain minimum annual base salaries, with actual salaries determined by the Compensation Committee. Two of the Named Executive Officers, Messrs. Berthelot and Robert, were awarded 79,737 and 12,267 shares of stock, respectively, as consideration for their entry into such agreements. These agreements may be terminated by mutual consent, at our option for cause, or by death or disability. In the event termination is due to death, disability or certain changes in our ownership, the full amount of compensation remaining to be paid during the term of the agreement will be paid to the employee or his estate, after discounting at 12% to reflect the current value of unpaid amounts. See "--Compensation Committee Report."

     In August 1997, we entered into Executive Severance Agreements with our executive officers, excluding Mr. Bray, under which they are entitled to certain severance benefits in the event of a change in control of Midcoast, and in conjunction with a termination of the officer. These severance benefits include payment of an amount equal to three times the officer's annual base salary and bonus and the continuation for 36 months of any life and healthcare related benefits under which the officer and/or the officer's family is covered as of the effective date of the change in control. The terms are of these severance agreements are 18 months, but they are automatically extended an additional year unless the Board delivers written notice of termination three months prior to the end of the term.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     No member of the Compensation Committee has ever served as one of our executive officers. We issued options to Messrs. Richards and Withers upon their reelection and appointment to the board, respectively. See "Director Compensation and Board Committees." We also issued securities to Cortez Natural Gas, Inc. which is controlled by Mr. Collins, and granted certain registration rights regarding such shares, in connection with the acquisition of Republic Gas Partners, L.L.C. Cortez received the following consideration as part of this acquisition: $2,678,629 in cash, 401,601 shares of stock and warrants for 139,496 shares of stock. In addition, we agreed to grant Cortez and the other Republic owners certain demand and piggyback registration rights regarding the shares and warrants issued them.

COMPENSATION COMMITTEE REPORT

     The compensation committee of the board has furnished the following report on executive compensation for fiscal 1999:

     Under the supervision of the board, we seek to relate a significant portion of potential total executive compensation to our financial performance. In general, executive financial rewards may be segregated into the following significant components: base compensation, bonus and stock-based benefits.

     We intend the base compensation for our executive officers to afford a reasonable degree of financial security and flexibility to those individuals who were regarded by the Compensation Committee as having acceptably discharged the levels and types of responsibilities implicit in the various executive positions. Each named executive officer has executed an employment contract with the Company. Base compensation for 1999, as adjusted, if applicable, for mid-year escalations, for each named executive officer was as follows:
Mr. Tutcher $165,000, Mr. Berthelot $160,000, Mr. Robert $140,000 and Mr. Bray $106,250. In the case of Mr. Herbst, base compensation of $65,000 for fiscal 1999 was set by the Committee. Base pay reflected in the employment contracts held by those certain executive officers was set based on arms-length negotiations of each officer's employment contract. In negotiating the base pay for the executive officers, consideration was given to the compensation plans of executives in other pipeline companies. The committee believes such base pay is reasonable in light of the average compensation for executive officers of our competitors. In addition, the committee considered the salary history, past performance, credentials, age and experience of each executive officer, as well as his perceived future utility to us.

     Annual bonuses are intended to reflect a policy of requiring a minimum level of financial performance before any bonuses are earned by the executive officers, with bonuses for achieving higher levels of performance directly tied
to the level achieved.   The following bonuses were awarded and paid in 1999 to
executive officers for their performance in 1999: Mr. Tutcher $37,667;
Mr. Berthelot $29,177; Mr. Robert $36,884, Mr. Bray $3,131; and Mr. Herbst $13,702.

     The board is of the view that the periodic grant of stock options to the executive officers is calculated to align the executive's economic interests with those of shareholders and to provide a direct and continuing focus upon the goal of increasing shareholder value. We granted options covering an aggregate of 25,000 shares of stock to executive officers during 1999 at 100% of the market price on the date of grant. These options were issued as follows: Mr. Berthelot - 12,000; Mr. Robert - 8,000; Mr. Herbst - 5,000. The options vest over a five-year period with a ten-year term. The Compensation Committee presently anticipates that such grants in the future will be considered only as appropriate.

     The committee intends, with any necessary concurrence of the Board, to continue to consider alternate forms of stock or other incentive-based compensation with a view to affording the maximum possible long-term performance-based benefits to senior executives, at the least possible cost, and with the greatest attainable economic efficiency to Midcoast. Such benefits will be designed, as nearly as practicable, to align directly the economic interest of our executive officers with those of our shareholders.

     COMPOSITION OF THE COMMITTEE. No committee member is a member of management. Collectively, the committee members owned, controlled or represented an aggregate of 594,624 shares (including shares that may be acquired pursuant to outstanding stock options or warrants within 60 days), or approximately 4.8% of the Common Stock outstanding and, accordingly, also maintain a substantial interest in the Company's performance.

                         The Compensation Committee

                         Ted Collins, Jr., Richard N. Richards and Bruce Withers

PERFORMANCE GRAPH

     The following performance graph, prepared by Standard & Poor's Compustat Group, compares our stock's performance to the S&P SmallCap 600 Index and to an index of peer companies. The graph covers the period from August 9, 1996 (the date on which the our stock was registered under Section 12(g) of the Securities Exchange Act of 1934) to December 31, 1999. The graph assumes that the value of the investment in our stock and each index was $100 at August 9, 1996 and that all dividends were reinvested. The Peer Group is weighted by market capitalization. Past financial performance should not be considered to be a reliable indicator of future performance, and investors should not use historical trends to anticipate results or trends in future periods.


                             [graph appears here]

                                                                     YEAR ENDED DECEMBER 31,
                                                              -------------------------------------
                                             AUGUST 9, 1996    1996      1997      1998      1999
                                             --------------   -------   -------   -------   -------
Midcoast Energy Resources, Inc.[Legend]           $100        $ 95.07   $201.39   $221.66   $221.83
S&P SmallCap 600 Index [Legend]                   $100        $112.52   $141.31   $139.46   $156.76
Peer Group [Legend] (1)                           $100        $108.84   $142.94   $149.15   $147.14

-------------------
(1) Consists of Atmos Energy Corp., Cascade Natural Gas, Connecticut Energy, Energen Corp., New Jersey Resources, Northwest Natural Gas, Pennsylvania Enterprises, Piedmont Natural Gas, Public Service of North Carolina, Southwest Gas, Southwestern Energy and WICOR, Inc. Such companies comprise the Natural Gas Group of the S&P Small Cap 600 Index.

     The foregoing price performance comparisons shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended, ("Securities Act") or under the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates this graph by reference, and shall not otherwise be deemed filed under such acts.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     In February 1999, we completed the acquisition of DPI and Flare.
Mr. Dufour was the principal owner of DPI/Flare, along with several other persons. As a result of the acquisition, Mr. Dufour, received $2,985,250 in cash and 163,719 shares of stock. In addition, we agreed to elect Mr. Dufour to the Board and to grant Mr. Dufour certain piggyback registration rights as to the shares of stock he received as consideration in the merger. Under the terms of the agreement and plan of merger, all of the DPI/Flare partners received a total of $3,151,642 cash and 163,719 shares of stock. We also repaid approximately $5.5 million in DPI/Flare indebtedness and agreed to pay up to $2.5 million in cash and stock based on the future performance of DPI and Flare. The consideration we paid was based on arms length negotiations among the parties.

     In addition, Mr. Dufour received compensation from us of $91,933 in 1999. This included salary of $89,423 and matching contributions to our 401(k) plan of $2,510.

     In October 1997, we acquired Republic Gas Corporation by merger. In connection with this merger, Cortez Natural Gas Corp., an affiliate of Mr. Collins that owned 90% of Republic, received the following consideration:
$2,678,629 in cash, 401,601 shares of stock and warrants for 139,496 shares of stock. In addition, we agreed to grant Cortez and the other Republic owners certain demand and piggyback registration rights regarding the shares and warrants issued them. The consideration we paid was based on arms length negotiations among the parties.

     Stevens G. Herbst, the father of Duane S. Herbst, received total compensation from us of $117,324 in 1999. This included salary and bonus of $88,067, matching contributions to our 401(k) plan of $5,257 and payments under a non-compete agreement of $24,000. In addition, a corporation owned by Mr. Herbst received $4,554 under a net revenue interest agreement.

                                 OTHER MATTERS

AUDITORS

     On October 11, 1999, we engaged PricewaterhouseCoopers LLP as independent accountant to audit our financial statements for the year ended December 31, 1999. In connection with the hiring of PricewaterhouseCoopers LLP, on October 11, 1999, we and Hein + Associates LLP, our prior principal independent accountant, mutually agreed that Hein + Associates LLP would be replaced by PricewaterhouseCoopers LLP as our principal independent accountant. The decision to replace Hein + Associates LLP and engage PricewaterhouseCoopers LLP was approved by our board of directors. We do not anticipate that representatives of PricewaterhouseCoopers LLP will be present at the annual meeting.

     Hein + Associates LLP served as our independent accountant from March 17, 1994 until we replaced them on October 11, 1999. We and Hein have not, in connection with the audit of our financial statements for each of the prior two years ended December 31, 1998 and December 31, 1997, or for any subsequent interim period prior to and including October 11, 1999, had any disagreement on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreement, if not resolved to Hein's satisfaction, would have caused Hein to make reference to the subject matter of the disagreement in connection with its reports.

     The reports of Hein on our financial statements for the past two fiscal years did not contain an adverse opinion or a disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles. We had no relationship with PricewaterhouseCoopers LLP required to be reported according to Regulation S-K item 304(a)(2) during the two fiscal years ended December 31, 1998 and December 31, 1997 or for any subsequent interim period prior to and including October 11, 1999.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Exchange Act requires our executive officers and Directors and persons who own more than 10% of any registered class of our equity securities, to file reports of ownership and changes in ownership with the SEC as well as to furnish us with a copy of each such report. Additionally, SEC regulations require us to identify in our Proxy Statement any individual for whom one of the above referenced reports was not filed on a timely basis during the most recent fiscal year or prior fiscal years.

     To our knowledge, based solely on review of the copies of such reports furnished to us and written representations that no other reports were required, during and with respect to the fiscal year ended December 31, 1999, all applicable Section 16 (a) filing requirements were complied with, except that Dan Tutcher was late in filing a Form 4 pertaining to the purchase of 1,000 shares of stock.

SHAREHOLDER PROPOSAL INFORMATION

     If you want to present a proposal from the floor at the 2001 Annual Meeting, you must give us written notice of your proposal no later than January 16, 2001. If the date of the 2001 Annual Meeting is more than 30 calendar days before or after the date of our 2000 Annual Meeting, your written notice will be timely if we receive it by the close of business on the tenth day following the date that we publicly announce the date of the 2001 Annual Meeting. Your notice should be sent to our Secretary at 1100 Louisiana, Suite 2950, Houston, Texas 77002.

     If instead of presenting your proposal at the meeting you want your proposal to be considered for inclusion in next year's proxy statement, you must submit the proposal in writing to the Secretary so that it is received at the above address by December 15, 2000.

MISCELLANEOUS MATTERS

     We have included a copy of our annual report on Form 10-K, covering the fiscal year ended December 31, 1999, which has been filed with the SEC. We will bear the cost of soliciting proxies in the accompanying form, including the reimbursement of banks, brokers and other custodians, nominees, and fiduciaries for expenses in forwarding solicitation material to the beneficial owners of our stock. In addition to solicitations by mail, a number of our regular employees may, if necessary to assure the presence of a quorum, solicit proxies in person or by telephone.



                                    By order of the board of directors,

                                    /s/ Duane S. Herbst
                                    ----------------------------------------
                                    Duane S. Herbst
                                    Secretary

Houston, Texas
April 17, 2000

                                   EXHIBIT A

                               AMENDMENT TO THE
                           1996 INCENTIVE STOCK PLAN


     The 1996 Incentive Stock Plan of Midcoast Energy Resources, Inc. is hereby amended as follows, effective February 24, 2000, subject to shareholder approval:

     1. The second paragraph of Section 3 is amended to read as follows in its entirety:

     The Committee may grant Options, shares of Restricted Stock, Performance Awards, shares of Phantom Stock and Stock Bonuses under the Plan with respect to a number of shares of Common Stock that in the aggregate at any time does not exceed 1,000,000 shares of Common Stock, subject to adjustment pursuant to Section 12 hereof. The grant of a Cash Bonus shall not reduce the number of shares of Common Stock with respect to which Options, shares of Restricted Stock, Performance Awards, shares of Phantom Stock or Stock Bonuses may be granted pursuant to the Plan. Notwithstanding any provision in the Plan to the contrary, the maximum number of shares of Common Stock that may be subject to Incentive Awards granted to any one individual during any calendar year shall be 50,000 shares of Common Stock, subject to adjustment under Section 12 hereof. The limitation set forth in the preceding sentence shall be applied in a manner which will permit compensation generated in connection with the exercise of Options and the payment of Performance Awards to constitute "qualified performance-based compensation" for purposes of Section 162(m) of the Code, including, without limitation, counting against such maximum number of shares, to the extent required under Section 162(m) of the Code and applicable interpretive authority thereunder, any shares subject to Options that are canceled or repriced.

                        MIDCOAST ENERGY RESOURCES, INC.

               THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS
                     FOR THE ANNUAL STOCKHOLDERS' MEETING
                          TO BE HELD ON MAY 16, 2000


        The undersigned stockholder of Midcoast Energy Resources, Inc. (the "Company") hereby appoints Dan C. Tutcher and Duane S. Herbst or either of them, attorneys and proxies of the undersigned, each with full power of substitution, to vote on behalf of the undersigned at the Annual Meeting of Stockholders to be held in the Company's Boardroom located at 1100 Louisiana, 32nd Floor, Houston, Texas at 10:00 a.m., local time, and at any adjournments of said meeting, all of the shares of common stock in the name of the undersigned or which the undersigned may be entitled to vote.

                         (Please sign on Reverse Side)            SEE REVERSE
                                                                      SIDE

              * Please Detach and Mail in the Envelope Provided *

[X] Please mark your
    votes as in this
    example using
    dark ink only.


                                        Withhold
                        For all        Authority
                        nominees        to vote
                       (except as     all nominees
                       indicated       listed at
                         below)          right

1. Election of            [ ]              [ ]    NOMINEES: Dan C. Tutcher
   Directors                                                I.J. Berthelot,II
                                                            Ted Collins, Jr.
Instructions: To withhold authority to vote for             Curtis J. Dufour,III
any individual nominee, write that nominee's                Richard N. Richards
name on the line provided below:                            Bruce Withers


-------------------------------------------------
                                                        FOR    AGAINST  ABSTAIN
2. To approve the amendment to the 1996 Incentive       [ ]      [ ]      [ ]
   Stock Plan.

3. In their discretion, upon such other matters as may properly come before the Annual Meeting, hereby revoking any proxy or proxies heretofore given by the undersigned.

   The board of directors recommends a vote FOR the nominees and proposals above and if no contrary specification is made, the shares will be voted FOR the election of the nominees named herein and FOR the approval of Proposal 2.

   The undersigned hereby acknowledges receipt of the Notice of the Annual Meeting of Stockholders, the Proxy Statement and the Company's annual report on Form 10-K furnished herewith.

PLEASE SIGN AND RETURN IN THE ENVELOPE ENCLOSED



Stockholder's Signature ____________________________________________________

Stockholder's Signature ____________________________________________________

Dated ______________________, 2000
Note: Signatures should agree with the name printed hereon. If stock is held in the name of more than one person. EACH joint owner should sign. Executors, administrators, trustees, guardians, and attorneys should indicate the capacity in which they sign. Attorneys should submit powers of attorney.